Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 26, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Hyperion Solutions Corporation, which appears in Hyperion Solutions Corporation’s Annual Report on Form 10-K for the year ended June 30, 2005.
/s/ PricewaterhouseCoopers LLP
San Jose, California
December 19, 2005